Exhibit 23.17

CONSENT OF JOHN H. WHITE

The undersigned hereby consents to:

(i)
the filing of the written disclosure regarding certain scientific or technical information concerning mineral projects (the “Technical Disclosure”) contained in the Annual Report on Form 10-K for the period ended December 31, 2017 (the “10-K”) of Energy Fuels Inc. (the “Company”) being filed with the United States Securities and Exchange Commission;

(ii)	the incorporation by reference of such Technical Disclosure in the 10-K into the Company’s Form S-3 (File No. 333-210782), and any amendments thereto (the “S-3”);

(iii)
the incorporation by reference of such Technical Disclosure in the 10-K into the Company’s Form S-8 Registration Statements (File Nos. 333-217098, 333-205182 and 333-194900), and any amendments thereto (the “S-8s”); and

(iv)	the use of my name in the 10-K, the S-3, and the S-8s.

/s/ John H. White
John H. White, P.E.,
Vice President, Technical Services of Energy Fuels Inc.

Date: March 8, 2018